Press Release

Hythiam Contact:	Media Contact:	Investment Community:

Sanjay Sabnani (310) 444-5335 ssabnani@hythiam.com	Marybeth Belsito Belsito & Company (212) 586-8877 mbelsito@belsitoco.com	Budd Zuckerman Genesis Select (303) 415-0200 bzuckerman@genesisselect.com

HYTHIAM, INC. STRENGTHENS BALANCE SHEET WITH $22.5 MILLION PRIVATE PLACEMENT OF COMMON STOCK

Investors include Institutions and Company Insiders

LOS ANGELES, CA — December 15, 2004 — Hythiam, Inc. (AMEX: HTM), a healthcare services management company that delivers to treatment providers both proprietary administrative services and protocols designed to treat physiological addiction, today announced that it will receive gross proceeds of approximately $22.5 million in conjunction with the private placement of 5 million shares of unregistered common stock at $4.50 per share to a group composed primarily of institutional investors. Members of Hythiam’s Board of Directors purchased in excess of $1 million of the placement. The proceeds of this private placement will be used for general corporate purposes, market expansion, and working capital needs. There were no warrants issued in connection with the transaction.

“We are pleased with the enthusiasm and support with which this private placement was received by institutional investors,” said Terren S. Peizer, Chairman and CEO of Hythiam, Inc. “Additionally, we are gratified in the ultimate vote of confidence from our directors who have participated in this offering.

“We will enter the new year strongly capitalized with over $27 million in cash on our balance sheet,” Peizer continued. “This should allow us to greatly expand our footprint of licensed treatment facilities both in the U.S. and internationally, as well as significantly increase the number of patients who will benefit from the HANDS protocols.”

About Hythiam, Inc.

Hythiam, Inc. is a healthcare services management company dedicated to the goal of delivering treatment solutions for those suffering from alcoholism and addiction. Hythiam seeks to accomplish this by researching, developing, licensing and commercializing innovative physiological protocols. Additionally, Hythiam provides proprietary administrative services to assist physicians and facilities with staff education, clinical services, marketing and sales support and outcomes tracking methodologies for data analysis.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the company’s periodic reports filed with the Securities and Exchange Commission.

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